                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A
                                AMENDMENT NO. 1
                        TO FORM 8-K FILED MARCH 22, 1996


                     FILED PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934




                     Date of Event Reported:  March 8, 1996





                           Matria Healthcare, Inc.
-------------------------------------------------------------------------------
           (Exact name of registrant as specified in its charter)



     DELAWARE                    0-20619                      58-2205984
-------------------------------------------------------------------------------
(State or other                (Commission                 (I.R.S. Employer
jurisdiction of                File Number)              Identification No.)
incorporation or
organization)



1850 Parkway Place, 12th Floor, Marietta, Georgia               30067
-------------------------------------------------------------------------------
(Address of principal executive offices)                      (Zip Code)


                                (770) 423-4500
-------------------------------------------------------------------------------
             (Registrant's telephone number, including area code)



                                     N/A
-------------------------------------------------------------------------------
        (Former name or former address, if changed since last report.)

     The undersigned registrant hereby amends the following items of its Current Report on Form 8-K, filed March 22, 1996, as set forth in the pages below:


ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS.

     (a)   Financial Statements:

           (1)  Tokos Medical Corporation (Delaware)

           Audited:

           Report of Independent Auditors
           Consolidated Balance Sheets as of December 31, 1995 and 1994 Consolidated Statements of Operations for the years ended December 31, 1995, 1994 and 1993
           Consolidated Statements of Cash Flows for the years ended December 31, 1995, 1994 and 1993
           Notes to Financial Statements

           (2)  Healthdyne, Inc.

           Audited:

           Report of Independent Auditors
           Consolidated Balance Sheets as of December 31, 1995 and 1994 Consolidated Statements of Earnings (Loss) for the years ended December 31, 1995, 1994 and 1993
           Consolidated Statements of Cash Flows for the years ended December 31, 1995, 1994 and 1993
           Notes to Financial Statements

     (b)   Proforma Financial Information:

           Consolidated Condensed Balance Sheet
           Consolidated Condensed Statements of Earnings (Loss)
           Notes to Proforma Consolidated Condensed Financial Statements

     (c)   Exhibits:

           (23.1) Consent of Ernst & Young LLP to incorporation by reference in the Registrant's Registration Statement Nos. 333-01539 and 333-00781.

           (23.2) Consent of KPMG Peat Marwick LLP to incorporation by reference in the Registrant's Registration Statement Nos. 333-01539 and 333-00781.

           (27.1) Financial Data Schedule

           (27.2) Financial Data Schedule

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                     MATRIA HEALTHCARE, INC.



                                     By: /s/  Robert F. Byrnes
                                         -----------------------------
                                              Robert F. Byrnes
                                              President and Chief
                                              Executive Officer

Dated:  March 29, 1996

(a)(1)


                        REPORT OF INDEPENDENT AUDITORS


Stockholders and Board of Directors
Tokos Medical Corporation (Delaware)

We have audited the consolidated balance sheets of Tokos Medical Corporation (Delaware) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. Our audits also included the financial statement schedule listed in the index at Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tokos Medical Corporation (Delaware) at December 31, 1995 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.




                                                             Ernst & Young LLP


February 22, 1996, except for note 13, the date of
   which is March 8, 1996
Orange County, California

CONSOLIDATED BALANCE SHEETS

TOKOS MEDICAL CORPORATION (DELAWARE)





                                                                        December 31,
                                                                 -------------------------
                                                                     1995         1994
                                                                 ------------  -----------
ASSETS

Current assets:
   Cash and equivalents                                          $  4,793,000  $ 9,149,000
   Short-term investments                                           3,273,000    3,508,000
   Accounts receivable (less allowances of $7,600,000 in 1995
     and $12,900,000 in 1994)                                      17,767,000   23,207,000
   Patient supplies                                                 1,384,000    1,288,000
   Prepaid expenses and other current assets                          612,000    1,634,000
                                                                 ------------  -----------

Total current assets                                               27,829,000   38,786,000

Equipment and improvements:
   Equipment                                                       17,128,000   15,476,000
   Patient monitoring devices                                       6,849,000    6,824,000
   Leasehold improvements                                              11,000       11,000
                                                                 ------------  -----------
                                                                   23,988,000   22,311,000
   Less accumulated depreciation and amortization                  16,130,000   11,903,000
                                                                 ------------  -----------
                                                                    7,858,000   10,408,000

Intangible assets, net                                              4,556,000    4,331,000

Other assets                                                        4,340,000    4,865,000
                                                                 ------------  -----------
                                                                 $ 44,583,000  $58,390,000
                                                                 ============  ===========

                                                                                                 December 31,
                                                                                          --------------------------
                                                                                              1995          1994
                                                                                          ------------  ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                                                         $ 2,625,000   $ 3,318,000
  Accrued expenses                                                                           3,230,000     3,753,000
  Accrued litigation settlement, including interest                                          5,151,000     1,450,000
  Accrued restructuring charges                                                                 50,000       628,000
  Current portion of long-term debt                                                          1,914,000     6,488,000
                                                                                           -----------   -----------
Total current liabilities                                                                   12,970,000    15,637,000

Long-term debt, less current portion                                                         2,124,000     2,593,000

Commitments and contingencies

Stockholders' equity:
  Convertible preferred stock, $.001 par value, 2,000,000 shares
    authorized, none issued and outstanding at December 31, 1995 and 1994                         -0-           -0-
  Common stock, $.001 par value, authorized 60,000,000 shares;
    issued 17,660,741 shares at December 31, 1995 and 17,410,468 shares at December 31, 1994; outstanding 17,548,628 shares at
    December 31, 1995 and 17,254,465 shares at December 31,                                     18,000        17,000
    1994
  Additional paid-in capital                                                                87,608,000    86,519,000
  Notes receivable and accrued interest from officers                                       (3,630,000)   (3,492,000)
  Accumulated deficit                                                                      (53,968,000)  (42,126,000)
                                                                                           -----------   -----------
                                                                                            30,028,000    40,918,000
  Treasury stock, at cost                                                                     (539,000)     (758,000)
                                                                                           -----------   -----------
                                                                                            29,489,000    40,160,000
                                                                                           -----------   -----------
                                                                                           $44,583,000   $58,390,000
                                                                                           ===========   ===========



See notes to consolidated financial statements.

 CONSOLIDATED STATEMENTS OF OPERATIONS

 TOKOS MEDICAL CORPORATION (DELAWARE)




                                                                       Year Ended December 31,
                                                      ---------------------------------------------------------
                                                            1995                1994                 1993
                                                      ----------------     ---------------     ----------------
Net patient service revenues                          $     87,502,000     $   100,696,000     $    120,837,000

Cost and expenses:
  Cost of patient services                                  69,820,000          77,240,000           92,400,000
  General and administrative                                17,145,000          20,157,000           22,852,000
  Provision for doubtful accounts                            5,251,000           7,042,000           13,656,000
  Research and development                                     513,000           1,617,000            2,395,000
  Settlement of litigation                                   4,300,000                 -0-                  -0-
  Restructuring, severance and other expenses                2,456,000                 -0-           14,000,000
                                                      ----------------     ---------------     ----------------
                                                            99,485,000         106,056,000          145,303,000
                                                      ----------------     ---------------     ----------------
Loss from operations                                       (11,983,000)         (5,360,000)         (24,466,000)

Interest expense (income):
  Interest expense                                             521,000             417,000              525,000
  Interest income                                             (860,000)           (468,000)            (564,000)
                                                      ----------------     ---------------     ----------------
                                                              (339,000)            (51,000)             (39,000)
                                                      ----------------     ---------------     ----------------
Loss before taxes                                          (11,644,000)         (5,309,000)         (24,427,000)

Income taxes                                                   150,000             550,000            1,956,000
                                                      ----------------     ---------------     ----------------
Net loss                                              $    (11,794,000)    $    (5,859,000)    $    (26,383,000)
                                                      ================     ===============     ================
Loss per common share                                 $         (0.68)     $         (0.34)    $          (1.53)
                                                      ================     ===============     ================
Weighted average number of common shares outstanding        17,396,000          17,169,000           17,240,000
                                                      ================     ===============     ================

 See notes to consolidated financial statements.

 CONSOLIDATED STATEMENTS OF CASH FLOWS

 TOKOS MEDICAL CORPORATION (DELAWARE)

                                                                                Year Ended December 31,
                                                                       ------------------------------------------
                                                                           1995           1994          1993
                                                                       -------------  ------------  -------------
Operating activities
Net loss                                                                $(11,794,000)  $(5,859,000)  $(26,383,000)

Adjustments to reconcile net loss to net cash provided (used)
  in operating activities:
  Depreciation and amortization                                            6,019,000     6,842,000      7,132,000
  Settlement of shareholder litigation                                     4,300,000           -0-            -0-
  Reserve for patient service equipment, patient monitoring
    devices and investments in other healthcare entities                     625,000           -0-      3,378,000
  Sales (purchases) of short-term investments                                235,000       (73,000)      (357,000)
  Tax benefits associated with stock option exercises                            -0-           -0-        124,000
  Deferred income taxes                                                          -0-         8,000      6,668,000
  Accrued interest income on officer notes                                  (180,000)     (174,000)      (120,000)
  Accrued interest expense on shareholder litigation settlement              151,000           -0-            -0-
  Other non-cash items                                                       145,000           -0-       (288,000)
  Changes in operating assets & liabilities net of effect of acquisitions:
    Net accounts receivable                                                6,046,000     5,123,000     18,516,000
    Patient service equipment and supplies                                   (96,000)     (214,000)       929,000
    Prepaid expenses and other current assets                              1,022,000     4,584,000      1,591,000
    Accounts payable                                                        (693,000)       41,000     (5,024,000)
    Accrued expenses                                                        (523,000)    2,056,000       (318,000)
    Accrued restructuring charges                                           (578,000)   (5,513,000)     6,141,000
                                                                        ------------   -----------   ------------
Net cash provided by operating activities                                  4,679,000     6,821,000     11,989,000

Investing activities:
    Purchases and construction of equipment and improvements              (1,357,000)   (1,954,000)    (2,357,000)
    Acquisition of physician owned companies net of cash acquired           (865,000)     (435,000)           -0-
    Increases in other assets                                               (244,000)     (214,000)      (768,000)
                                                                        ------------   -----------   ------------
Net cash used in investing activities                                     (2,466,000)   (2,603,000)    (3,125,000)

Financing activities:
  Proceeds from stock option exercises and purchases pursuant to
    employee stock purchase plan                                           1,210,000       250,000        709,000
  Proceeds from issuance of note payable to equipment financing
    company                                                                      -0-           -0-      1,198,000
  Acceptance of note receivable from officers                                (80,000)   (1,012,000)      (900,000)
  Proceeds from payments on notes receivable from officers                   122,000           -0-            -0-
  Purchases of treasury stock                                                     -0-      (50,000)    (1,350,000)
  Treasury stock issued, gross                                               219,000       447,000            -0-
  Treasury stock contributions to employee stock purchase plan              (168,000)     (327,000)           -0-
  Payments of long-term debt                                              (7,122,000)   (3,096,000)    (5,536,000)
  Payment related to settlement of shareholder litigation                   (750,000)           -0-           -0-
  Other long-term debt and equity transactions                                    -0-        9,000        (14,000)
                                                                        ------------   -----------   ------------
Net cash used in financing activities                                     (6,569,000)   (3,779,000)    (5,893,000)

Increase (decrease) in cash and equivalents                               (4,356,000)      439,000      2,971,000

Cash and equivalents at beginning of year                                  9,149,000     8,710,000      5,739,000
                                                                        ------------   -----------   ------------
Cash and equivalents at end of year                                     $  4,793,000   $ 9,149,000   $  8,710,000
                                                                        ============   ===========   ============


See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

TOKOS MEDICAL CORPORATION (DELAWARE)





                                                               Common Stock
                                                          ----------------------
                                                            Shares       Amount
                                                          ----------     -------
Balance at December 31, 1992                              17,226,691     $17,000

Common stock options exercised                                96,286
Common stock issued pursuant to employee stock
  purchase plan                                               70,121
Contribution of treasury stock to employee stock
  purchase plan
Tax benefits associated with stock option exercises
Treasury stock purchased
Note receivable from officer
Accrued interest on officer notes
Other equity transactions                                    (16,830)
Net loss                                                  ----------     -------

Balance at December 31, 1993                              17,376,268     $17,000

Common stock options exercised                                30,692
Issuance of treasury stock to employee stock purchase
plan and other stock awards
Treasury stock purchased
Note receivable from officer
Accrued interest on officer notes
Other equity transactions                                      3,508
Net loss                                                  ----------     -------

Balance at December 31, 1994                              17,410,468     $17,000

Common stock options exercised                               250,273       1,000
Issuance of treasury stock to employee stock purchase
plan and other stock awards
Note receivable from officer
Payment on note receivable from officers
Accrued interest on officer notes
Net loss                                                  ----------     -------

Balance at December 31, 1995                              17,660,741     $18,000
                                                          ==========     =======

See notes to consolidated financial statements.

                    Notes
                  Receivable
                     and
Additional         Accrued             Accumulated                  Treasury Stock
  Paid-In          Interest                          ---------------------------------------------
  Capital        from Officers           Deficit      Shares              Amount          Total
-----------     ---------------      --------------  ---------      ----------------  ------------
$85,748,000         $(1,102,000)      $ (9,711,000)        -0-       $       -0-       $74,952,000
    224,000                                                                                224,000
    290,000                                                                                290,000
                                                        25,510           195,000           195,000
    124,000                                                                                124,000
                                                      (260,979)       (1,350,000)       (1,350,000)
                       (900,000)                                                          (900,000)
                       (304,000)                                                          (304,000)
     27,000                                                                                 27,000
                                       (26,383,000)                                    (26,383,000)
 ----------         -----------       ------------    --------       -----------       ------------
$86,413,000         $(2,306,000)      $(36,094,000)   (235,469)      $(1,155,000)      $46,875,000
     95,000                                                                                 95,000
                                          (173,000)     89,466           447,000           274,000
                                                       (10,000)          (50,000)          (50,000)
                     (1,012,000)                                                        (1,012,000)
                       (174,000)                                                          (174,000)
     11,000                                                                                 11,000
                                        (5,859,000)                                     (5,859,000)
 ----------         -----------       ------------    --------       -----------       -----------

$86,519,000         $(3,492,000)      $(42,126,000)   (156,003)      $  (758,000)      $40,160,000
  1,089,000                                                                              1,090,000
                                           (48,000)     43,890           219,000           171,000
                        (80,000)                                                           (80,000)
                        122,000                                                            122,000
                       (180,000)                                                          (180,000)
                                       (11,794,000)                                    (11,794,000)
-----------         -----------       ------------    --------       -----------       -----------

$87,608,000         $(3,630,000)      $(53,968,000)   (112,113)      $  (539,000)      $29,489,000
===========         ===========       ============    ========       ===========       ===========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TOKOS MEDICAL CORPORATION (DELAWARE)

December 31, 1995


BUSINESS

Tokos Medical Corporation (Delaware) ("Tokos" or the "Company") and its subsidiaries provide specialized obstetrical home healthcare and risk assessment services which assist physicians and payors in the management of high risk pregnancies and numerous other obstetrical and gynecological conditions throughout the United States.


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Financial Statement Presentation: The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date the consolidated balance sheet and statement of operations for the periods presented.

The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Equivalents: The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Short-Term Investments: Investments having a maturity of more than three months and less than twelve months are classified as short-term investments. Short-term investments primarily consist of U.S. government obligations and commercial paper. Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt & Equity Securities (SFAS No. 115). Under this statement, the Company classifies its short-term investments as trading securities which are carried at fair value and any unrealized gains or losses are included in earnings. Previously, the Company accounted for its short-term investments at amortized cost. The fair value of short-term investments was substantially equal to their carrying value at December 31, 1993. The adoption of SFAS No. 115 did not have a material effect on the Company's results of operations for 1994. For the years ended December 31, 1995 and 1994, the change in net unrealized holding gains (losses) on trading securities included in income from trading assets was an unrealized gain of $101,000 and an unrealized loss of ($73,000), respectively.

Equipment and Improvements: Equipment and improvements are stated at cost. Patient monitoring devices are carried at manufactured cost, net of reserves recorded due to the Company's strategic decision to reduce its support of certain patient monitoring devices. Depreciation of equipment is computed using the straight-line method over the estimated service lives of the respective assets which range from three to five years. Leasehold improvements and assets recorded under capital lease obligations are amortized using the straight-line method over the lives of the respective leases. Amortization of assets subject to capital leases is included in depreciation expense.

Intangible Assets: Intangible assets, consisting of goodwill and covenants not to compete, represent the excess of the purchase price over the estimated fair value of the net assets of acquired companies and are amortized on a straight-line basis over the periods of expected benefit ranging from 1 to 20 years. Amortization expense was $1,297,000, $350,000 and $187,000 for 1995, 1994 and 1993, respectively. Accumulated amortization at December 31, 1995 and 1994, was $1,967,000 and $670,000, respectively. At each balance sheet date, the Company assesses whether changes have occurred that would require revision of the estimated remaining useful life of the intangible assets or render the carrying value of the intangible assets impaired. Any potential impairment is measured based upon projected discounted future operating cash flows of the acquired operation using a discount rate reflecting the Company's average borrowing rate.

Stock Options: The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of the grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes no compensation expense for the stock option grants.

TOKOS MEDICAL CORPORATION (DELAWARE)


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Net Patient Service Revenues: Net revenues are based on amounts billed or billable for services rendered, net of price adjustments made with third-party payors by contract or otherwise. Revenues are also net of allowances which the Company makes and adjusts from time to time to reflect its estimates, based on historical collection experience, including recoveries in excess of amounts previously estimated, of the difference between amounts billed and amounts which it has or expects to receive in full settlement from primary third-party payors, secondary payors and patients. Net revenues include revenues generated from the Company's own patient service centers and fees from patient service operations managed by the Company.

Provision for Doubtful Accounts: The Company provides for estimated uncollectible accounts as revenues are recognized. The provision is adjusted periodically based upon the Company's quarterly evaluation of historical collection experience, industry reimbursement trends and other relevant factors.

Concentration of Credit Risk: Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of cash and equivalents, short-term investments, and accounts receivable with third-party payors. The Company invests its available cash in money market instruments and debt instruments of the U.S. government, financial institutions, and corporations with strong credit ratings. The Company has established guidelines relative to diversification and maturities that maintain safety and liquidity. These guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates. The collectibility of accounts receivable from third-party payors is directly affected by conditions and changes in the insurance industry and governmental programs, which are taken into account by the Company in computing and evaluating its allowance for doubtful accounts.

Net Loss Per Common Share: The net loss per share was computed by dividing the net loss for the year by the weighted average number of shares of Common Stock outstanding. Outstanding stock options have been excluded from the computation as these options are anti-dilutive. Fully diluted earnings per share are not presented as the amounts are not materially different from those presented herein.

Reclassifications: Certain reclassifications of 1994 amounts have been made to correspond with 1995 classifications.

2.  PHYSICIAN OWNED COMPANIES

The Company had previously entered into agreements with certain physician-owned companies to provide its basic core high-risk pregnancy and related healthcare services to the patients of the companies for a fee. These services include home uterine activity monitoring, home infusion therapy and other homecare services, as well as, to a lesser extent, certain administrative services, such as billing and collection. Pursuant to these agreements, the Company receives a negotiated fee for these services based on the volume of services performed for these companies. Total revenues recorded by the Company, which were generated from services provided on behalf of these entities, totaled approximately $406,000, $9,200,000 and $17,400,000 for the years ended December 31, 1995,
1994 and 1993, respectively. The amount included in accounts receivable represents the Company's portion of the uncollected revenues of the managed companies generated from the services performed; none of the accounts receivable are owed back to the managed companies. Included in gross accounts receivable is approximately $2,000 at December 31, 1995 and $4,100,000 at December 31, 1994 relating to these companies. Upon collection of these revenues, the Company reclassifies the fees dues for services performed from accounts receivable to amounts due from physician-owned companies. Included in prepaid expenses and other current assets are such amounts due from these managed companies of $-0- and $645,000 at December 31, 1995 and 1994, respectively.

During 1995 and 1994, the Company purchased certain of these physician-owned companies for $1,094,000 and $627,000 in cash and $1,475,000 and $1,659,000 in notes payable, respectively. These acquisitions were accounted for using the purchase method of accounting with the results of operations of the businesses acquired included from the effective date of the acquisitions. These acquisitions have resulted in intangible assets of $1,679,000 and $1,483,000 for 1995 and 1994, respectively, and are being amortized over periods ranging from one to four years. These acquisitions comprise approximately 96% of the total number of physician-owned companies, for which the Company provides management services, and the Company intends to acquire the balance in the first quarter of 1996.

TOKOS MEDICAL CORPORATION (DELAWARE)


3.  OTHER ASSETS




The components of other assets are as follows:
                                                                               December 31,
                                                                        -------------------------
                                                                           1995           1994
                                                                        ----------     ----------
Investments in other healthcare entities                                $2,657,000     $3,179,000
Purchased software, net of accumulated amortization of $587,000 and
  $309,000 at December 31, 1995 and 1994, respectively                   1,034,000        998,000
Capitalized merger expenses                                                360,000            -0-
Long-term deposits                                                         193,000        328,000
Other                                                                       96,000        360,000
                                                                        ----------     ----------
                                                                        $4,340,000     $4,865,000
                                                                        ==========     ==========

To facilitate strategic expansion, the Company has made equity investments in other healthcare entities which are carried at the lower of cost or fair value. Each investment represents less than 10% of each company's equity. The
Company periodically reviews the operating performance of each company for impairment of its investments. Based on these reviews, these investments were written-down by $625,000 which is included in general and administrative expenses during 1995. The Company, therefore, believes the carrying amount of each investment is not in excess of the approximate fair value for the periods presented.

4.  ACCRUED EXPENSES

       The components of accrued expenses are as follows:


                                                    December 31,
                                               ----------------------
                                                  1995        1994
                                               ----------  ----------
       Accrued compensated absences            $1,304,000  $1,121,000
       Accrued salaries, wages and incentives     626,000   1,266,000
       Other                                    1,300,000   1,366,000
                                               ----------  ----------
                                               $3,230,000  $3,753,000
                                               ==========  ==========

5.  LONG-TERM DEBT

       Long-term debt consists of the following:



                                                                              December 31,
                                                                    -----------------------------
                                                                         1995           1994
                                                                    -------------  --------------
       Purchased marketing rights                                     $      -0-   $   4,000,000
       Notes payable from physician owned company acquisitions         2,198,000       1,658,000
       Capital lease obligations                                         717,000       1,484,000
       Note payable to equipment financing company                       648,000         873,000
       Other                                                             475,000       1,066,000
                                                                      ----------   -------------
                                                                       4,038,000       9,081,000
       Less current portion                                            1,914,000       6,488,000
                                                                      ----------   -------------
                                                                      $2,124,000   $   2,593,000
                                                                      ==========   =============

TOKOS MEDICAL CORPORATION (DELAWARE)


5.  LONG-TERM DEBT (CONTINUED)

In December 1991, the Company agreed to pay $8,000,000 for the exclusive marketing rights in the U.S. and Canada for a fetal fibronectin test, a proprietary immunoassay developed and patented by Adeza Biomedical Corporation ("Adeza"). This test has the potential to be a reliable marker for preterm delivery. At the time, there were many scientific and regulatory obstacles to be overcome before Food and Drug Administration ("FDA") approval could be obtained and the Company could market the product. The Company had no assurances that such approval would be obtained and, therefore, the amount was charged to expense in accordance with generally accepted accounting principles. Included in long-term debt at December 31, 1994, was $4.0 million for the remaining obligation related to the purchased marketing rights, which became due and payable when Adeza received notification from the FDA that its pre-market approval application ("PMA") for the fetal fibronectin immunoassay was accepted for filing. On January 16, 1995, Adeza informed the Company that it had received such notification, therefore the Company paid in full the $4.0 million over several installment payments during 1995.

During 1995 and 1994, the Company purchased certain managed companies, and incurred $1,475,000 and $1,658,000 in notes payable, respectively. These notes payable are to be paid over one to four years in accordance with the terms of the purchase agreements.

Included in equipment and improvements in the accompanying consolidated balance sheets at December 31, 1995 and 1994 are $5,674,000 and $5,070,000,
respectively, in assets held under capital lease. At December 31, 1994 the Company eliminated $12,968,000 in fully depreciated equipment and improvements held under capital lease from the respective cost and accumulated depreciation accounts. Capital lease obligations consist of the following:


                                                                December 31,
                                                           ----------------------
                                                              1995        1994
                                                           ----------  ----------
Present value of future rental payments under capitalized
  agreements, at various interest rates                    $  718,000  $1,484,000
Less current portion                                          340,000   1,228,000
                                                           ----------  ----------
                                                           $  378,000  $  256,000
                                                           ==========  ==========

The Company has the right to exercise various renewal or purchase options at the end of the initial lease terms.

For the years ended December 31, 1995, 1994, and 1993, the Company acquired equipment under equipment financing and capital lease obligations of $604,000, $-0-, and $2,507,000, respectively.

During 1993, the Company obtained financing for equipment purchases totaling $1,198,000 with an equipment financing company. Pursuant to the agreement, the Company is required to make monthly payments through May 1998. The note bears interest at 10% per annum. The Company did not finance equipment purchases with an equipment financing company in 1995 or 1994.

In October 1994, the Company entered into a revolving line of credit agreement with a commercial lender. Under the terms of this credit facility the Company may borrow up to $10,000,000 based upon the value of eligible collateral as defined in the credit agreement. Borrowings under this agreement bear interest at a rate of 2% over prime, and are secured by certain of the Company's assets, principally accounts receivable. The credit agreement expires November 30, 1996. At December 31, 1995 and 1994 there were no outstanding borrowings.

Interest paid was $341,000 in 1995, $416,000 in 1994, and $528,000 in 1993.

TOKOS MEDICAL CORPORATION (DELAWARE)

5.  LONG-TERM DEBT (CONTINUED)

Maturities of long-term debt and future minimum lease payments under capital lease obligations are as follows:


                                               Long-Term   Capital Lease
                                                  Debt      Obligations     Total
                                               ----------  -------------  ----------
1996                                           $1,594,000       $368,000  $1,962,000
1997                                            1,420,000        333,000   1,753,000
1998                                              360,000         58,000     418,000
1999                                               25,000            -0-      25,000
2000                                                  -0-            -0-         -0-
                                               ----------  -------------  ----------
                                                3,399,000        759,000   4,158,000
Less amounts representing interest                 79,000         41,000     120,000
                                               ----------  -------------  ----------
                                                3,320,000        718,000   4,038,000
Less current portion                            1,574,000        340,000   1,914,000
                                               ----------  -------------  ----------
                                               $1,746,000       $378,000  $2,124,000
                                               ==========  =============  ==========

6.  FAIR VALUE OF FINANCIAL INSTRUMENTS

Statements of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" (SFAS 107), requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods and assumptions are set forth below for the Company's financial instruments.

(a)  Cash and equivalents and Short-Term Investments

The carrying amount approximates fair values because of the short maturity of these instruments or because they are marked at market.

(b)  Investments in Other Healthcare Entities

The amount is not in excess of the approximate fair value based on the Company's review of the respective unaudited financial statements from each of these companies.

(c)  Long-Term Debt

The fair value of the Company's long-term debt is estimated based on the current rates offered to the Company for debt of the same remaining maturities.

The estimated fair values of the Company's financial instruments at December 31, 1995 and 1994 are as follows:


                                                     1995                         1994
                                          --------------------------------------------------------
                                          Carrying Amount  Fair Value  Carrying Amount  Fair Value
                                          ---------------  ----------  ---------------  ----------
Cash and equivalents                        $4,793,000     $4,793,000     $9,149,000    $9,149,000
Short-Term investments                       3,273,000      3,273,000      3,508,000     3,508,000
Investments in other healthcare entities     2,657,000      2,657,000      3,179,000     3,179,000
Long-Term Debt:
   Purchased marketing rights                      -0-            -0-      4,000,000     3,779,000
   Notes payable to managed companies        2,198,000      1,998,000      1,658,000     1,505,000
   Notes payable to equipment financing
     company                                   648,000        648,000        873,000       873,000
   Other long-term debt                        475,000        429,000      1,066,000       966,000

TOKOS MEDICAL CORPORATION (DELAWARE)


7.  STOCKHOLDERS' EQUITY

Stock Options: In 1985, the Company adopted an Incentive Stock Option Plan ("Option Plan"), as amended, whereby the Company may grant options to officers, employees and directors ("Optionee") at prices not less than fair value of the Common Stock at the date of grant. Through December 31, 1991, the Option Plan had been amended to increase the aggregate number of shares covered under the plan to 3,500,000 shares. Of the total shares authorized, 500,000 shares may be reduced on a one-for-one basis for each share of Common Stock issued under the Company's 1991 Employee Stock Purchase Plan ("Purchase Plan"). In 1992, the stockholders approved an amendment to the Option Plan to increase the maximum number of shares available from 3,500,000 shares by an amount not to exceed 2% of the number of fully diluted shares of Common Stock outstanding for each of the years ending December 31, 1991, 1992, 1993, and 1994. Options expire ten years after the date of grant or earlier upon the Optionee's separation from the Company. Options are exercisable at the date of grant subject to certain repurchase rights by the Company.

In an effort to provide additional incentive to its employees, on April 6, 1993 the Compensation Committee approved an exchange program pursuant to which all holders of options under the Option Plan had the right to exchange their unexercised options for an equivalent number of new options having an exercise price of $6.625, the fair market value of the Common Stock on April 6, 1993. Each new option included a modified vesting period.

Summarized information for the option plans is as follows:

                                           Number of             Option Price
                                            Options               Per Share
                                          -----------      ----------------------
Options outstanding at December 31, 1992    1,475,931      $0.17     -     $37.75
  Granted                                   1,514,562       5.38     -       7.88
  Exercised                                   (96,286)      0.17     -      11.00
  Cancelled                                (1,192,420)      1.83     -      37.75
                                          -----------
Options outstanding at December 31, 1993    1,701,787       0.17     -      37.75
  Granted                                     667,250       3.50     -       7.15
  Exercised                                   (39,912)      0.23     -       6.63
  Cancelled                                  (176,281)      1.17     -      27.75
                                          -----------
Options outstanding at December 31, 1994    2,152,844       0.17     -      37.75
  Granted                                     670,500       6.00     -       9.63
  Exercised                                  (250,273)      0.17     -       7.88
  Cancelled                                  (540,642)      1.83     -      25.75
                                          -----------
Options outstanding at December 31, 1995    2,032,429      $0.17     -     $37.75
                                          ===========

Employee Stock Purchase Plan: In 1991, the Company adopted the Employee Stock Purchase Plan ("Purchase Plan") which authorizes the issuance of up to 500,000 shares of Common Stock to eligible employees of the Company. Shares issued under the Purchase Plan from the 500,000 shares authorized reduce on a one-for-one basis the number of shares issuable under the Company's Option Plan. Conversely, shares issued under the Option Plan from the 500,000 shares authorized reduce on a one-for-one basis the number of those shares issuable under the Purchase Plan. Generally, all employees of the Company, except for executive officers, are eligible to participate in the Purchase Plan. The purchase price of the Common Stock is the lesser of 85% of the fair market value of the Common Stock at the beginning or end of the quarter in which purchased. Pursuant to the Purchase Plan, no shares were newly issued and 33,680 were issued from treasury stock during 1995.

TOKOS MEDICAL CORPORATION (DELAWARE)

7.  STOCKHOLDERS' EQUITY (CONTINUED)

Stockholder Rights Plan: On March 19, 1993, the Board of Directors declared a dividend of one common share purchase right ("Right") for each outstanding share of Common Stock. An exercisable Right will, under certain conditions, entitle its holder to purchase from the Company one share of Common Stock at the exercise price of $30 per share, subject to adjustment, until March 23, 2003. The Rights will become exercisable 10 days after a person or group (an "Acquiring Person") acquires 20% or more of the Common Stock, or 10 days after a person announces a tender offer which would result in such person acquiring 20% or more of the Common Stock. The Right may be redeemed by the Board of Directors for $.01 per Right at any time until 10 days following the public announcement that a person has become an Acquiring Person. Under certain circumstances after a person becomes an Acquiring Person, or after a merger or other business combination involving the Company, an exercisable Right will entitle its holder (other than the Acquiring Person) to purchase shares of Common Stock (or shares of an acquiring company) having a market value of two times the exercise price of one Right.

8.  NOTES RECEIVABLE AND ACCRUED INTEREST FROM OFFICERS

During 1994 and 1993, the Company loaned its Chief Executive Officer ("CEO") $1,012,000 and $900,000, respectively. Such loans, which were approved by the Board of Directors, are evidenced by interest-bearing promissory notes and are secured by approximately 701,000 shares of Tokos Common Stock owned by its CEO. The value of this collateral at December 31, 1995 was $6,394,000. At December 31, 1995, $2,156,000 was the aggregate balance outstanding, including accrued interest, and is classified as a reduction of stockholders' equity. The promissory notes, originally due March 20, 1994, have been extended by the Board of Directors to December 31, 1996. The notes bear interest at the rate of 6% per annum and are payable in cash.

Pursuant to the terms of the Company's 1985 Incentive Stock Option Plan, certain executive officers exercised options and purchased shares of the Company's Common Stock by the delivery of interest-bearing promissory notes that are payable in cash. At December 31, 1995, $1,474,000 was the aggregate balance outstanding, including accrued interest, and is classified as a reduction of stockholders' equity. The Company holds 300,000 shares of Common Stock of Tokos in escrow as collateral for these notes. The value of this collateral at December 31, 1995 was $2,737,000. The notes bear interest at 6% per annum, and were due December 31, 1995; however, the Board extended the notes until December 31, 1996 so that the officers would not sell their shares of Tokos' stock.

The Board of Directors may, at its discretion, increase, hold or release shares held as collateral for the notes.

In February 1996, the Company accepted 42,596 shares of the Company's Common Stock formerly held in escrow as repayment of principal and interest related to these officer notes in the amount of $421,000.

9.  INCOME TAXES

The provision for income taxes consists of the following:

                                                              Year Ended December 31,
                                                       --------------------------------------
                                                            1995         1994         1993
                                                       ------------  ----------  ------------
Current:
  Federal payable                                      $        -0-  $ (168,000)  $(4,483,000)
  State payable                                             150,000     250,000       240,000
  Tax benefit from the exercise of stock options to
    paid-in capital                                             -0-         -0-      (124,000)
                                                       ------------  ----------   -----------
                                                            150,000      82,000    (4,367,000)
Deferred:
  Federal                                                       -0-     468,000     6,199,000

Credit to paid-in capital                                       -0-         -0-       124,000
                                                       ------------  ----------   -----------
                                                       $    150,000  $  550,000   $ 1,956,000
                                                       ============  ==========   ===========

TOKOS MEDICAL CORPORATION (DELAWARE)

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                            December 31,
                                                                    ----------------------------
                                                                       1995              1994
                                                                    ---------         ----------
Deferred tax liabilities:
  Service fee income from physician-owned companies               $   (367,000)      $  (666,000)

Deferred tax assets:
  Net operating losses acquired from CareLink Corporation            5,300,000         5,300,000
  Intangible assets                                                  4,702,000         4,354,000
  Allowance for doubtful accounts                                    2,054,000         3,829,000
  Net operating loss carryforwards                                   6,830,000         2,075,000
  Equipment and improvements                                         1,277,000         2,021,000
  Accruals and other allowances                                        778,000         1,140,000
  Accrued shareholder litigation                                     1,751,000               -0-
  Accrued restructuring charges                                        380,000           750,000
  Alternative minimum tax credit carryforwards                         536,000           536,000
  Research and development credit carryforwards                        387,000           387,000
  State taxes                                                          287,000           276,000
  General business credit carryforwards                                468,000           468,000
  Charitable contribution carryforwards                                218,000           183,000
  Miscellaneous                                                        201,000           127,000
                                                                  ------------       -----------
    Total deferred tax assets                                       25,169,000        21,446,000
                                                                  ------------       -----------
    Net deferred tax assets                                         24,802,000        20,780,000
    Valuation allowance                                            (24,802,000)      (20,780,000)
                                                                  ============       -----------
Net deferred tax assets                                           $        -0-       $       -0-
                                                                  ============       ===========

The reconciliation of income tax expense to U.S. federal statutory rates is as follows:


                                                                  Year Ended December 31,
                                                          ----------------------------------------
                                                              1995          1994          1993
                                                          ------------  ------------  ------------
Income taxes at U.S. statutory rates                       $(4,076,000)  $(1,858,000)  $(8,550,000)
State income taxes, net of federal benefit                      98,000       163,000       160,000
Income tax rate differential (34%) from statutory rate
(35%)                                                              -0-           -0-       428,000
Increase in valuation allowance associated with deferred
  tax assets                                                 4,022,000     2,003,000     9,697,000
Tax and interest related to IRS examination per
  management estimate                                              -0-       300,000           -0-
Other items                                                    106,000       (58,000)      221,000
                                                           -----------   -----------   -----------
                                                           $   150,000   $   550,000   $ 1,956,000
                                                           ===========   ===========   ===========

TOKOS MEDICAL CORPORATION (DELAWARE)


9.  INCOME TAXES (CONTINUED)

At December 31, 1995, the Company had net operating loss carryovers available for federal income tax purposes of approximately $11,293,000. The net operating loss carryforwards begin to expire in 2009. Section 382 of the Code imposes annual limitations on the utilization of net operating loss carryovers against future income if there has been a more than 50% change in ownership. Although the Section 382 limitations will apply to the Company as result of the Merger (see Note 13), the Company believes that such limitations will not result in the loss of the utilization of its loss carryovers.

The Company also had net operating loss carryforwards from its acquisition of CareLink Corporation available for federal income tax purposes of approximately $15,600,000. As a result of this change in ownership, the use of the CareLink Corporation net operating loss carryforwards in future years will be limited to approximately $2,300,000 annually. These losses may be further limited to the annual income of the acquiring subsidiary. These net operating loss carryforwards begin to expire in 2003. When realized, the tax benefit for those items will be applied to reduce income tax expense.

At December 31, 1995, the Company also had $468,000 and $536,000, respectively, of general business credit and alternative minimum tax credit carryover for federal income tax purposes. These credits expire at various times beginning in 1999. The Company had research and development credit carryovers for federal income tax purposes of approximately $387,000 from the acquired CareLink Corporation which begin to expire at various times through 2002. When realized, these credits will be applied to reduce income tax expense.

Income taxes paid, including prepayments of estimated income taxes, totaled $96,000 in 1995, $336,000 in 1994, and $915,000 in 1993.

The Company is currently under examination by the Internal Revenue Service for the years ended December 31, 1991, 1990, and 1989. The Company recorded $300,000 in the fourth quarter of 1994 as management's estimate for tax and interest related to this examination. Management continues to believe that the resolution of this examination will not have a material adverse effect on the Company's financial position.

10.  RESTRUCTURING, SEVERANCE AND OTHER CHARGES

During 1993, the Board of Directors approved plans to restructure the Company's operations by, among other things, reducing the number of its monitoring centers, centralizing patient intake and claims administration, reducing in-house manufacturing and product development activities, and changing its strategy regarding support of certain patient service equipment and patient monitoring devices. The Company has taken a number of actions consistent with those decisions. In connection therewith, the Company recorded aggregate restructuring charges totaling $14,000,000 (or $.81 per share). The components of the $14,000,000 restructuring charge included $5,691,000 related to involuntary severance costs of affected employees, $3,540,000 related to costs associated with the consolidation of monitoring sites and certain administrative functions, as well as reduction of manufacturing activities, $3,378,000 related to reserves against patient service equipment and patient monitoring devices, and $1,391,000 related to other restructuring costs. At December 31, 1993, the $6,141,000 remaining in the accrual was to be substantially paid in 1994 and 1995. During 1994, $5,513,000 in restructuring charges were expended with a remaining accrual at December 31, 1994 of $628,000. The amounts expended include $3,318,000 related to involuntary severance costs and $2,165,000 related to costs associated with the consolidation of administrative functions and monitoring sites. During 1995, an additional $578,000 was expended with a remaining accrual at December 31, 1995 of $50,000. Certain reclassifications of these amounts have been made within the restructuring categories from those previously reported; none of which are significant.

TOKOS MEDICAL CORPORATION (DELAWARE)


10.  RESTRUCTURING, SEVERANCE AND OTHER CHARGES (CONTINUED)

During 1995, as the Company's revenues continued to decline, specific decisions were made and communicated by management related to cost reduction efforts in order to lower the Company's break even point. The cost reduction plan consisted of reductions in the Company's workforce of approximately 105 employees, comprised of personnel within the information systems, reimbursement, administrative and to a lesser extent clinical service, and termination of several facilities. In connection with these cost reduction activities, the Company incurred $2,456,000 in expenses all of which have been expended. The Components of these expenses include $1,834,000 related to involuntary severance costs of affected employees, $332,000 related to the consolidation of facilities and $290,000 in other related costs.

11.  LEASE COMMITMENTS

The Company leases its office facilities, patient service centers, and various types of equipment under noncancelable operating leases. Lease terms generally range from three to five years with renewal options for additional periods. Many of the office facility leases provide that the Company pay for taxes, maintenance, insurance and other expenses, and contain rent escalation clauses. Future minimum payments under the operating leases consist of the following at December 31, 1995:

                      1996            $2,587,000
                      1997             1,952,000
                      1998               458,000
                      1999               145,000
                      2000                76,000
                                      ----------
                                      $5,218,000
                                      ==========

Total rent expense for operating leases was $3,637,000 in 1995, $3,293,000 in 1994, and $3,924,000 in 1993.

12.  CONTINGENCIES

In July 1995, the Company reached a $10 million settlement with the plaintiffs in a class action securities suit entitled In re Tokos Medical Corporation Securities Litigation filed in the United States District Court for the Central District of California. The Company's cost of settlement, after adjustment for insurance proceeds directly deposited in an escrow account pursuant to the settlement, was $5.75 million in cash and stock. The Company has paid $750,000 in cash, with the remaining $5.0 million payable in cash or by the issuance of common stock. The charge to income of $4.3 million ($0.25 per share) during the quarter ended June 30, 1995 is in addition to the aggregate amount of $1.45 million which had been previously accrued in general and administrative expense. In the settlement, the Company denied any wrongdoing or liability. The terms of the settlement must be approved by the court before the settlement is effective. If the Company elects to issue common stock in settlement of this obligation, the fair market value of the shares issued may exceed $5.0 million. It is the Company's present intention to pay the $5.0 million in cash, either from borrowings under its line of credit or from funds made available as a result of the proposed merger with Healthdyne (see Note 13).

The Company is subject to certain claims arising in the normal course of business. In management's opinion, any such contingencies would not materially affect the Company's financial position or operating results.

TOKOS MEDICAL CORPORATION (DELAWARE)


13.  SUBSEQUENT EVENT

On March 8, 1996, the Company completed a merger ("the Merger") with Healthdyne, ("Healthdyne"), a national provider of specialized obstetrical home healthcare risk assessment services, upon the approval of the shareholders of each Company. Under the terms of the Agreement and Plan of Merger, each share of common stock outstanding on March 8, 1996, of the Company and Healthdyne, Inc. was exchanged for one share of Matria Healthcare, Inc. ("Matria"), a newly created Delaware corporation. In the Merger, Matria issued approximately 17.0 million shares of common stock to Healthdyne shareholders and approximately
17.8 million shares to the Company's shareholders. The Merger will be accounted for using the purchase method and the Company has been deemed the acquirer since the Company's shareholders received approximately 51% of the newly issued shares.

The purchase price of Healthdyne was approximately $185 million, of which approximately $150 million will be allocated to goodwill and other intangibles and will be amortized over 5 years.

The financial position and results of operations of the Company and Healthdyne will be consolidated effective March 1, 1996. Presented below are unaudited consolidated condensed pro forma financial statements as if Healthdyne had been acquired as of the beginning of 1995. This summary includes the impact of adjustments for amortization of goodwill and other intangible assets associated with the acquisition. The pro forma consolidated condensed Statement of Loss does not include approximately $30 million of annual savings expected to be realized by 1997, or non-recurring restructuring costs currently estimated at $14.1 million that are expected to be incurred by the Company in 1996. The Company will incur additional liabilities of approximately $9.4 million for estimated severance payments and other obligations of Healthdyne as a result of the Merger. These liabilities will be recorded as a reduction of the fair value of net tangible assets of Healthdyne in the calculation of goodwill. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been in effect for the entire year, nor are they intended to be a projection of future results.


                 Pro Forma Consolidated Condensed Balance Sheet (Unaudited)

                 December 31, 1995


                 Assets
                   Cash and short-term investments      $ 43,914
                   Trade accounts receivable              29,114
                   Property and equipment, net            19,914
                   Goodwill and other intangibles        153,666
                   Other assets                           17,363
                                                        --------
                                                        $263,971
                                                        ========
                 Liabilities and Stockholder Equity
                   Current liabilities                  $ 55,124
                   Long-term liabilities                   7,878
                   Stockholders' equity                  200,969
                                                        --------
                                                        $263,971
                                                        ========

TOKOS MEDICAL CORPORATION (DELAWARE)


13.  SUBSEQUENT EVENT (CONTINUED)


         Pro Forma Consolidated Condensed Statement of Loss (Unaudited)

         Year Ended December 31, 1995


         Revenues                                          $157,129
         Operating costs and expenses                       162,187
         Amortization of goodwill and other intangibles      32,123
         Other expenses                                       7,494
         Interest income                                      2,262
         Income tax benefit                                     713
                                                           --------
         Loss from continuing operations                   $(41,700)
                                                           ========
         Loss per share                                    $  (1.23)
                                                           ========
         Weighted average number of common share and
         common share equivalents                            33,940
                                                           ========

Certain officers of the Company and Healthdyne will become eligible for severance payment in the event that those officers are terminated or elect to terminate their employment with Matria after the Merger, and all of the unvested stock options became vested upon consummation of the Merger. Under the severance benefit agreements, in the unlikely event the employment of each of the individuals entitled to such arrangements were terminated after the Merger, Matria's aggregate liability as of December 31, 1995 to former Healthdyne and Company directors and officers would approximate $16.5 million.

Healthdyne's executive officers participate in a Retirement Benefit Award Program established in 1994. In the event of a change of control all benefits accrued to date under this program immediately vest and each executive officer may require funds equal to the accrued benefit be placed in trust. On October 2, 1995, the Company adopted a Retirement Benefit Award Program similar to Healthdyne's that would be effective only upon consummation of the Merger. Under the retirement benefit reward agreements, in the event each of the individuals entitled to such agreements were to so request in accordance with the terms of those agreements, the aggregate amount that Matria would have been required to place in trust at December 31, 1995 would approximate $3.2 million.

(a)(2)


                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Shareholders
Healthdyne, Inc.:


We have audited the accompanying consolidated balance sheets of Healthdyne, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of earnings (loss), shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Healthdyne, Inc. and subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.




                                          KPMG PEAT MARWICK LLP

Atlanta, Georgia
March 1, 1996, except as to note 14,
     which is as of March 8, 1996

                       HEALTHDYNE, INC. AND SUBSIDIARIES

                          Consolidated Balance Sheets

                (Amounts in thousands, except per share amounts)



                                                              December 31,
                                                            ----------------
                            Assets                           1995     1994
                            ------                          -------  -------

    Current assets:
      Cash and cash equivalents (note 10)                   $ 7,577   14,700
      Short-term investments (note 10)                       28,271   29,816
      Trade accounts and notes receivable, less allowances
        of $8,372 and $6,146 at December 31, 1995 and
        1994, respectively                                   11,347   14,483
      Inventories                                               804      532
      Prepaid expenses and other current assets               5,469    4,279
      Deferred income taxes (note 7)                          1,027    1,027
      Assets held for disposition, net (note 2)                   -   33,785
                                                            -------  -------
              Total current assets                           54,495   98,622

    Property and equipment, net (note 3)                     12,056   12,449
    Excess of cost over net assets of businesses acquired,
      less accumulated amortization of $323 and $187 at
      December 31, 1995 and 1994, respectively (note 2)       4,966    3,260
    Intangible pension asset (note 9)                         1,993        -
    Other assets                                              2,531    2,604




                                                            -------  -------

                                                            $76,041  116,935
                                                            =======  =======



See accompanying notes to consolidated financial statements.

                                                                        December 31,
                                                                     ------------------
               Liabilities and Shareholders' Equity                    1995      1994
               ------------------------------------                  --------  --------

Current liabilities:
  Current installments of long-term debt (notes 2, 4, and 10)        $  1,142       715
  Accounts payable, principally trade                                   2,906     2,225
  Accrued liabilities (note 5)                                         12,335    12,802
                                                                     --------  --------
         Total current liabilities                                     16,383    15,742

Long-term debt, excluding current installments (notes 2, 4, and 10)     2,115     3,213
Accrued pension cost (note 9)                                           2,679         -
Other long-term liabilities                                             3,700     4,158
                                                                     --------  --------
         Total liabilities                                             24,877    23,113
                                                                     --------  --------

Minority interest                                                         656       558

Shareholders' equity (note 8):
  Preferred stock, $.01 par value.  Authorized 2,250
    shares; issued none                                                     -         -
  Common stock, $.01 par value.  Authorized 25,000 shares;
    issued and outstanding 16,597 shares and 15,277
    shares at December 31, 1995 and 1994, respectively                    166       153
  Additional paid-in capital                                           72,070   111,059
  Minimum pension liability (note 9)                                     (303)        -
  Accumulated deficit                                                 (21,425)  (17,948)
                                                                     --------  --------
         Total shareholders' equity                                    50,508    93,264

Commitments and contingencies (notes 2, 9, 11, and 12)
                                                                     --------  --------
                                                                     $ 76,041   116,935
                                                                     ========  ========

                      HEALTHDYNE, INC. AND SUBSIDIARIES

                  Consolidated Statements of Earnings (Loss)

               (Amounts in thousands, except per share amounts)


                                                          Years ended December 31,
                                                        ----------------------------
                                                          1995      1994      1993
                                                        --------  --------  --------
Revenues                                                $ 69,627    66,407    67,555
Cost of revenues                                          27,804    27,618    27,991
                                                        --------  --------  --------
        Gross profit                                      41,823    38,789    39,564

Selling and administrative expenses                       38,666    36,698    38,795
Provision for doubtful accounts                            4,088     5,368     7,044
Research and development expenses                            327       554       886
                                                        --------  --------  --------
        Operating loss                                    (1,258)   (3,831)   (7,161)

Interest income                                            2,093     1,173       119
Interest expense                                            (170)     (596)   (1,306)
Minority interest in net earnings of partnerships           (675)     (655)   (1,096)
Other expense, net                                           (63)      (77)     (998)
                                                        --------  --------  --------
        Loss from continuing operations
           before income tax benefit                         (73)   (3,986)  (10,442)

Income tax benefit (note 7)                                 (863)   (2,178)   (2,790)
                                                        --------  --------  --------
        Earnings (loss) from continuing operations           790    (1,808)   (7,652)
                                                        --------  --------  --------

Earnings (loss) from discontinued operations:
  Operating earnings (loss), net of income tax expense
    (benefit) of $736, $2,574, and $(3,096) in 1995,
    1994, and 1993, respectively                          (1,730)      647    10,794
  Gain on sale of subsidiary stock, net of income tax
    expense of $4,070 (note 6)                                 -         -     5,480
  Gain on disposal of subsidiary, net of income tax
    expense of $456 (note 2)                                   -    17,330         -
  Costs associated with distribution of ownership in
    subsidiaries (note 2)                                 (2,537)        -         -
                                                        --------  --------  --------
        Earnings (loss) from discontinued operations      (4,267)   17,977    16,274
                                                        --------  --------  --------

        Net earnings (loss)                             $ (3,477)   16,169     8,622
                                                        ========  ========  ========

Net earnings (loss) per common share and common
  share equivalent:
    Earnings (loss) from continuing operations          $    .05      (.12)     (.50)
    Earnings (loss) from discontinued operations            (.27)     1.17      1.07
                                                        --------  --------  --------
        Net earnings (loss)                             $   (.22)     1.05       .57
                                                        ========  ========  ========

Weighted average number of common shares and
  common share equivalents                                15,552    15,335    15,212
                                                        ========  ========  ========


See accompanying notes to consolidated financial statements.

                       HEALTHDYNE, INC. AND SUBSIDIARIES

                Consolidated Statements of Shareholders' Equity

                       (Amounts and shares in thousands)



                                                           Common stock   Additional                Minimum       Total
                                                          --------------   paid-in    Accumulated   pension   shareholders'
                                                          Shares  Amount   capital      deficit    liability     equity
                                                          ------  ------   -------      -------    ---------     ------

Balance, December 31, 1992                                15,123    $151     110,282      (42,739)         -         67,694
Issuance of common stock:
  Exercise of options                                         14       -          72            -          -             72
  Employee Stock Purchase Plan                                55       1         302            -          -            303
Net earnings                                                   -       -           -        8,622          -          8,622
                                                          ------  ------  ----------  -----------  ---------  -------------
Balance, December 31, 1993                                15,192     152     110,656      (34,117)         -         76,691

Issuance of common stock:
  Exercise of options                                         49       1         253            -          -            254
  Employee Stock Purchase Plan                                36       -         190            -          -            190
Purchase of treasury stock by subsidiary                       -       -        (105)                                  (105)
Decrease in minority interest in subsidiary,  net of
  investment effect, resulting from purchase of
  treasury stock by subsidiary                                 -       -          38            -          -             38
Increase in investment in subsidiary, net of minority
  interest effect, resulting from exercise of subsidiary
  stock options                                                                   27                       -             27
Net earnings                                                   -       -           -       16,169          -         16,169
                                                          ------  ------  ----------  -----------  ---------  -------------

Balance, December 31, 1994                                15,277    $153     111,059      (17,948)         -         93,264
                                                          ======  ======  ==========  ===========  =========  =============


                                                                     (Continued)

                       HEALTHDYNE, INC. AND SUBSIDIARIES

                Consolidated Statements of Shareholders' Equity

                       (Amounts and shares in thousands)




                                                            Common stock   Additional                Minimum        Total
                                                           --------------    paid-in    Accumulated   pension   shareholders'
                                                           Shares  Amount    capital      deficit    liability      equity
                                                           ------  ------    -------      -------    ---------      ------

Balance, December 31, 1994                                 15,277    $153     111,059     (17,948)         -          93,264
Issuance of common stock:
  Exercise of options                                       1,004      10       2,612           -          -           2,622
  Employee Stock Purchase Plan                                 50       1         222           -          -             223
  Conversion of subordinated debentures                       138       1         745           -          -             746
  Cashless exercise of warrants                                27       -           -           -          -               -
  Purchase of minority interest of partnerships               101       1         458           -          -             459
Distribution of ownership interest of 81% interest
  in Healthdyne Technologies, Inc.                              -       -     (25,480)          -          -         (25,480)
Distribution of ownership interest of 100% interest
  in Healthdyne Information Enterprises, Inc.                   -       -     (17,559)          -          -         (17,559)
Increase in investment in subsidiary, net of minority
  interest effect,  resulting from exercise of subsidiary
  stock options                                                 -       -          13           -          -              13
Minimum pension liability                                       -       -           -           -       (303)           (303)
Net loss                                                        -       -           -      (3,477)         -          (3,477)
                                                           ------    ----     -------      ------       ----         -------

Balance, December 31, 1995                                 16,597    $166      72,070     (21,425)      (303)         50,508
                                                           ======    ====     =======     =======       ====         =======



See accompanying notes to consolidated financial statements.

                      HEALTHDYNE, INC. AND SUBSIDIARIES

                    Consolidated Statements of Cash Flows

                            (Amounts in thousands)



                                                               Years ended December 31,
                                                             -----------------------------
                                                               1995      1994       1993
                                                             --------  ---------  --------
Cash flows from operating activities:
  Earnings (loss) from continuing operations                 $    790     (1,808)   (7,652)
  Adjustments to reconcile earnings (loss) from continuing
    operations to net cash provided by (used in) operating
    activities:
     Depreciation and amortization                              4,204      4,218     4,091
     Provision for doubtful accounts                            4,088      5,368     7,044
     Minority interest in net earnings of partnerships            675        655     1,096
     Unrealized (gain) loss on short-term investments            (562)       588         -
     Purchases of short-term investments                      (41,157)  (105,717)        -
     Sales of short-term investments                           43,264     75,313         -
     Deferred income taxes                                          -       (843)        -
  (Increase) decrease in:
    Trade accounts receivable                                    (952)       298    (5,211)
    Inventories                                                  (272)      (134)      585
    Refundable income taxes                                         -        295      (295)
    Other assets                                                 (117)     2,688     5,692
  Increase (decrease) in:
    Accounts payable                                              681        952    (1,298)
    Accrued and other liabilities                                (542)        93     4,021
    Discontinued operations, net                              (12,154)    (6,585)   (3,793)
                                                             --------  ---------  --------
        Net cash provided by (used in) operating activities    (2,054)   (24,619)    4,280
                                                             --------  ---------  --------
Cash flows from investing activities:
  Purchase of minority interest in partnerships                  (371)      (276)     (857)
  Acquisition of businesses, net of cash acquired                (300)         -         -
  Investment in affiliate                                      (1,000)         -         -
  Purchases of property and equipment                          (3,921)    (3,240)   (5,012)
  Proceeds from disposal of property and equipment                342          -         -
  Proceeds from sale of subsidiary                                  -     61,230         -
  Discontinued operations, net                                 (4,853)   (24,905)    2,873
                                                             --------   --------  --------
        Net cash provided by (used in) investing activities   (10,103)    32,809    (2,996)
                                                             --------   --------  --------



                                                                     (Continued)

                       HEALTHDYNE, INC. AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows

                             (Amounts in thousands)


                                                                  Years ended December 31,
                                                                ----------------------------
                                                                  1995      1994      1993
                                                                --------  --------  --------

Cash flows from financing activities:
  Borrowings under revolving credit agreement                   $      -     2,000    30,000
  Repayments under revolving credit agreement                          -   (13,000)  (37,000)
  Proceeds from issuance of long-term debt                           997     1,227     1,169
  Principal repayments of long-term debt
    and obligations under capital leases                          (1,730)     (623)   (1,354)
  Proceeds from issuance of common stock of Company
    and common stock of subsidiary                                 2,858       509       375
  Purchase of treasury stock by subsidiary                             -      (105)        -
  Capital contributions from minority interest in partnerships         -         -       270
  Distribution to minority interest in partnerships                 (577)     (953)   (1,732)
  Discontinued operations, net                                     3,486    13,840     3,296
                                                                --------  --------  --------
        Net cash provided by (used in) financing activities        5,034     2,895    (4,976)
                                                                --------  --------  --------

        Net increase (decrease) in cash and short-term
           investments                                            (7,123)   11,085    (3,692)

Cash and cash equivalents at beginning of year                    14,700     3,615     7,307
                                                                --------  --------  --------

Cash and cash equivalents at end of year                        $  7,577    14,700     3,615
                                                                ========  ========  ========

Supplemental disclosures of cash paid for:
  Interest                                                      $    281       363     1,293
                                                                ========  ========  ========

  Income taxes                                                  $     66     1,138       183
                                                                ========  ========  ========

Supplemental disclosure of noncash financing activity :
  Conversion of 8% convertible subordinated debentures          $    746         -         -
                                                                ========  ========  ========

  Increase in intangible asset resulting from minimum
    pension liability                                           $  1,993         -         -
                                                                ========  ========  ========

  Debt issued in connection with acquisition of minority
    interest in partnerships                                    $    712         -         -
                                                                ========  ========  ========

  Common stock issued in connection with acquisition
    of minority interest in partnerships                        $    459         -         -
                                                                ========  ========  ========

  See accompanying notes to consolidated financial statements.

                       HEALTHDYNE, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

           (Amounts in thousands, except share and per share amounts)

                       December 31, 1995, 1994, and 1993


(1)  Summary of Significant Accounting Policies

     (a)  Business

          During 1995, Healthdyne, Inc. (the "Company") provided a diversified line of home health care services and products through three major subsidiaries. Its previously 81%-owned Healthdyne Technologies, Inc. ("Technologies") subsidiary manufactures medical products for use in the home; its wholly owned Perinatal Services, Inc., doing business as Healthdyne Maternity Management ("HMM"), subsidiary provides home pregnancy monitoring and related home obstetrical care; and its previously wholly owned Healthdyne Information Enterprises, Inc. ("HIE") subsidiary provides clinical information systems and management services to physicians and other health care networks. Additionally, through March 1994, the Company owned a 68% interest in Home Nutritional Services, Inc. ("HNS"), a home infusion therapy provider (see note 2). In 1995, the Company distributed its ownership of Technologies and HIE to its shareholders (see note 2).

   (b)    Basis of Financial Statement Presentation

          The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and income and expenses for the period.

          The consolidated financial statements include the accounts of Healthdyne, Inc. and all of its majority owned subsidiaries and partnerships. All significant intercompany balances and transactions have been eliminated in consolidation. The results of operations of HNS, Technologies, and HIE are shown as discontinued operations for all years presented.

   (c)    Revenues and the Allowance for Uncollectible Accounts

          Revenues are derived from the pregnancy monitoring process, the infusion therapy process, and the rental of medical products. Revenues are recognized as the related services are rendered and are net of estimated contractual allowances. A significant portion of the Company's revenues are billed to third-party reimbursement sources. Accordingly, the ultimate collectibility of a substantial portion of the Company's trade accounts receivable is susceptible to changes in third-party reimbursement policies.

          A provision for doubtful accounts is made for revenues estimated to be uncollectible and is adjusted periodically based upon the Company's evaluation of current industry conditions, historical collection experience, and other relevant factors which, in the opinion of management, deserve recognition in estimating the allowance for uncollectible accounts.


                                                                     (Continued)
                                      33

                      HEALTHDYNE, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

          (Amounts in thousands, except share and per share amounts)


   (d) Cash and Cash Equivalents

       Cash and cash equivalents consist of cash and interest-bearing deposits. For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

   (e) Short-Term Investments

       Short-term investments consist of United States Government and municipal bonds. The Company adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," on January 1, 1994. Under that statement, the Company classifies its short-term investments as trading securities with unrealized gains and losses included in earnings. Unrealized gains (losses) of $562 and $(588) are included in the consolidated statements of earnings (loss) for the years ended December 31, 1995 and 1994, respectively.

   (f) Inventories

       Inventories are stated at the lower of cost (first-in, first-out) or market (net realizable value).

   (g) Property and Equipment

       Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is provided primarily on the straight-line method over the estimated useful lives of the assets ranging from five to 10 years. Amortization of leasehold improvements and leased equipment is recorded over the shorter of the lives of the related assets or the lease terms.

   (h) Excess of Cost Over Net Assets of Businesses Acquired

       The excess of cost over net assets of businesses acquired (goodwill) is being amortized using the straight-line method over periods ranging from 30 to 40 years. At each balance sheet date, the Company assesses the recoverability of goodwill by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based upon projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds.



                                                                     (Continued)
                                      34

                       HEALTHDYNE, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

           (Amounts in thousands, except share and per share amounts)


   (i) Income Taxes

       The Company accounts for income taxes using an asset and liability approach in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109). Under SFAS 109, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Additionally, the effect on deferred taxes of a change in tax rates is recognized in earnings in the period that includes the enactment date.

       Investment and research and experimental tax credits are accounted for on the flow-through method.

   (j) Sales of Subsidiary Stock

       The Company has elected to record gains and losses from sales of subsidiary stock as a component of earnings.

   (k) Earnings (Loss) Per Share of Common Stock

       Primary earnings (loss) per common share and common share equivalent are based on the weighted average number of shares outstanding, common share equivalents derived from dilutive stock options and warrants, and an adjustment, if any, to reflect the dilutive stock options of HNS and Technologies. Fully diluted earnings per share are calculated taking into consideration the effect of convertible subordinated debentures and an adjustment, if any, to reflect the dilutive stock options of HNS and Technologies on a fully diluted basis. Fully diluted earnings per share are not significantly different from primary earnings per share.

   (l) Reclassifications

       Certain amounts in the 1994 and 1993 consolidated financial statements have been reclassified to conform to presentations adopted in 1995.

(2) Acquisitions, Divestitures, and Discontinued Operations

    On November 6, 1995, the Company completed its distribution of its wholly owned subsidiary HIE to its shareholders of record on October 30, 1995 in a taxable distribution. On May 22, 1995, the Company distributed its 81% ownership of its subsidiary, Technologies, to the shareholders of record of Healthdyne on May 5, 1995 in a tax free distribution. As a result of these transactions, the Company's consolidated financial statements reflect the results of operations of HIE and Technologies as discontinued operations.



                                                                     (Continued)
                                      35

                      HEALTHDYNE, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

          (Amounts in thousands, except share and per share amounts)


    In August 1995, HMM acquired Gynesis, Inc., a Florida provider of obstetrical home care services, for $325 in cash. This acquisition was accounted for using the purchase method of accounting with the results of operations of the business acquired included from the effective date of the acquisition. The acquisition resulted in excess of cost over net assets acquired of approximately $222. The pro forma effect on earnings for the periods prior to the acquisition are not significant.

    In March 1995, HMM acquired Atlanta Obstetrical Services and Norwell Obstetrical Services, two Georgia providers of obstetrical home care services, for approximately $125 in cash and short-term notes. The acquisitions were accounted for using the purchase method of accounting with the results of operations of the businesses acquired included from the effective date of the acquisitions. The acquisitions resulted in excess of cost over net assets acquired of approximately $78. The pro forma effect on earnings for the periods prior to the acquisitions are not significant.

    In February 1995, the Company converted a $250 note receivable from National Reproductive Medical Center, Inc. ("NRMC"), a California fertility clinic, into 14,280 shares of NRMC's Series C convertible preferred stock and acquired an additional 57,120 shares of NRMC's Series C convertible preferred stock for $1,000. Assuming a conversion ratio of preferred to common stock of 1:1, the 71,400 shares acquired constitute approximately 11.11% of the fully diluted common shares of NRMC. The Company has an option which expires July 8, 1996 to acquire 100% of the remaining outstanding common stock for approximately $15,000 in stock or cash.

    During 1995, HMM purchased the minority interest from other partners in four separate partnerships for approximately $142 in cash and $712 in short-term notes plus additional consideration based upon future cash receipts of one of the acquired partnerships through January 1, 1999. The acquisitions resulted in excess of cost over net assets acquired of approximately $854. The additional consideration, if any, will be recorded as additional excess of cost over net assets acquired.

    In March 1994, HNS entered into an Agreement and plan of merger and the Company entered into a Stock Purchase Agreement with W.R. Grace & Co. pursuant to which W.R. Grace & Co. purchased all of the outstanding shares of common stock of HNS for $7.85 per share in cash. The Company sold its 7,800,000 shares of HNS in the transaction. The sale resulted in cash proceeds to the Company of approximately $61,000 and an after-tax gain of approximately $17,330. As a result of this transaction, the Company has reclassified the results of operations of HNS for the years ended December 31, 1994 and 1993 as earnings (loss) from discontinued operations.

    During 1993, HMM purchased the minority interest from other partners in three separate partnerships. The total cash paid to the other partners was $857 plus additional consideration based upon future cash receipts of the acquired partnerships through June 30, 1995. The acquisitions resulted in excess of cost over net assets acquired of approximately $571. In 1995 and 1994, in accordance with the terms of the purchase agreements, and based upon cash receipts of the partnerships, additional consideration of $688 (cash of $229 and 101,000 shares of common stock of $459) and $279 (cash), respectively, was earned and paid, which was recorded as additional excess of cost over net assets acquired.



                                                                     (Continued)
                                      36

                       HEALTHDYNE, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

           (Amounts in thousands, except share and per share amounts)


(3)  Property and Equipment

     Property and equipment are summarized as follows:


                                                          December 31,
                                                        ---------------
                                                         1995     1994
                                                        -------  ------

     Rental assets                                      $18,886  16,334
     Machinery, equipment, and fixtures                  11,822  12,877
     Leasehold improvements                                 737     781
                                                        -------  ------
                                                         31,445  29,992
     Less accumulated depreciation and amortization      19,389  17,543
                                                        -------  ------

                                                        $12,056  12,449
                                                        =======  ======


(4) Long-Term Debt

    Long-term debt is summarized as follows:


                                                                December 31,
                                                               --------------
                                                                1995    1994
                                                               ------  ------

  Convertible subordinated debentures and note (net of
    discount of $164 and $261 at December 31, 1995 and
    1994, respectively); interest at 8% payable annually;
    maturing on December 31, 2001; convertible into the
    Company's common stock at $4.90 per share; redeemable
    by the Company at face value                               $1,301   2,029
  Unsecured promissory note issued in connection with buyout of minority partnership interest; interest at 9% payable
    annually; principal payable in five annual installments
    beginning August 1993                                         400     600
  Unsecured, noninterest-bearing obligation incurred in
    connection with buyout of minority partnership interest;
    payable $126 on June 30, 1996 and $335 on December 31,
    1996                                                          461       -
  Other debt; interest at rates ranging from approximately 6%
    to 10%; a portion secured by rental assets and other
    property; payable in monthly installments through 1999      1,095   1,299
                                                               ------  ------
        Total long-term debt                                    3,257   3,928

  Less current installments                                     1,142     715
                                                               ------  ------

        Long-term debt, excluding current installments         $2,115   3,213
                                                               ======  ======




                                                                     (Continued)
                                      37

                       HEALTHDYNE, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

           (Amounts in thousands, except share and per share amounts)


    Approximate aggregate minimum annual payments due on long-term debt for the five years subsequent to December 31, 1995 are as follows: 1996, $1,142; 1997, $376; 1998, $195; 1999, $243; 2000, none; and thereafter, $1,301.

(5) Accrued Liabilities

    Accrued liabilities are summarized as follows:


                                                      December 31,
                                                     ---------------
                                                      1995     1994
                                                     -------  ------

            Accrued salaries, wages, and incentives  $ 5,029   3,683
            Deferred rent expense                        457     956
            Other                                      6,849   8,163
                                                     -------  ------

                                                     $12,335  12,802
                                                     =======  ======


(6) Sale of Common Stock of Subsidiary

    In June 1993, Technologies, a wholly owned subsidiary of the Company, sold 1,753,750 shares of its unissued common stock in an initial public offering. Proceeds from the offering, net of underwriters' commissions and other expenses, were approximately $14,715 to Technologies. As a result of the offering, the Company's ownership percentage of Technologies was reduced to 81%. This transaction resulted in a net of tax gain of $5,480.

(7) Income Taxes

    The components of income tax benefit relating to continuing operations are as follows:


                                           Years ended December 31,
                                         ----------------------------
                                           1995      1994      1993
                                         --------  --------  --------

          Current expense (benefit):
            Federal                      $   (863)   (1,335)   (2,867)
            State                               -         -        77
                                         --------  --------  --------
                                             (863)   (1,335)   (2,790)
          Deferred benefit - Federal            -      (843)        -
                                         --------  --------  --------
               Total income tax benefit     $(863)   (2,178)   (2,790)
                                         ========  ========  ========


    Prior years' net operating losses in the amount of approximately $19,381 were utilized in 1994 to offset taxable income from discontinued operations for financial reporting purposes.


                                                                     (Continued)
                                      38

                      HEALTHDYNE, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

          (Amounts in thousands, except share and per share amounts)


    Below is a reconciliation of the expected income tax benefit (based on the U.S. Federal statutory income tax rate of 35%) to the actual income tax expense from continuing operations:


                                                  Years ended December 31,
                                                ----------------------------
                                                  1995      1994      1993
                                                --------  --------  --------
    Computed expected income tax benefit         $  (26)   (1,395)   (3,655)
    Increase (decrease) resulting from:
      Losses in excess of allowable carrybacks        -         -       838
      Nontaxable municipal interest income         (608)     (420)        -
      Nondeductible expenses                        203       250       138
      Prior years' tax loss carryover utilized     (432)     (585)        -
      Other, net                                      -       (28)     (111)
                                                 ------  --------  --------
                                                 $ (863)   (2,178)   (2,790)
                                                 ======  ========  ========


    At December 31, 1995, the Company had the following estimated credit and operating loss carryforwards available for Federal income tax reporting purposes to be applied against future taxable income and tax liabilities:


                                                      Net
                    Year of    Investment   R&E    operating
                   expiration  tax credit  credit    loss
                   ----------  ----------  ------  ---------

                     1996      $        9       -          -
                     1997              84     260          -
                     1998              54     230          -
                     1999             113       -          -
                     2001               8       -          -
                     2005               -       -      2,257
                     2006               -       -      4,591
                     2008               -       -      2,947
                     2010               -       -      4,118
                               ----------  ------  ---------
                               $      268     490     13,913
                               ==========  ======  =========


    The net operating loss carryforward of $13,913 includes deductions of approximately $7,879 related to the exercise of stock options which will be credited to additional paid-in capital when recognized. The Company also has available alternative minimum tax (AMT) credit carryforwards of approximately $1,027 available to offset regular income tax, if any, in future years. The AMT credit carryforwards do not expire. The AMT net operating loss carryforward is approximately $7,929.


                                                                     (Continued)
                                      39

                       HEALTHDYNE, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

           (Amounts in thousands, except share and per share amounts)


    At December 31, 1995 and 1994, the Company had deferred tax assets of approximately $10,578 and $8,034, respectively, before valuation allowances of approximately $9,551 and $7,007, respectively. The valuation allowance is based on the likelihood that a substantial portion of the deferred tax asset will not be realized. The increase in the valuation allowance of $2,544 during 1995 was equal to the increase in the deferred asset.

    At December 31, 1995 and 1994, deferred income taxes consist of future tax benefits attributable to:


                                                            1995     1994
                                                          --------  -------

     Assets (liabilities):
      Allowance for doubtful accounts                     $  3,257    2,333
      Accruals and reserves not deducted for tax purposes    2,292    2,276
      Depreciation                                          (2,078)  (1,893)
      Net operating loss carryforwards                       5,412    3,541
      Credit carryforwards                                   1,695    1,777
                                                          --------  -------
           Total                                            10,578    8,034

     Less valuation allowance                                9,551    7,007
                                                          --------  -------

           Net deferred tax asset                         $  1,027    1,027
                                                          ========  =======

    The net deferred tax asset at December 31, 1995 and 1994 relates primarily to the Company's AMT credit carryforward. Management believes that the deferred tax asset will be realized by the reduction of future years' income tax for tax reporting purposes as the temporary differences reverse.


                                                                     (Continued)
                                      40

                       HEALTHDYNE, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

           (Amounts in thousands, except share and per share amounts)


(8)  Shareholders' Equity

      Stock Option Plans

      The Company maintains six stock option plans for the benefit of key employees and nonemployee directors. Terms of options granted under the plans are determined by the Stock Option Committee of the Board of Directors, subject to the terms of the respective plans. A summary of stock option transactions under these plans is shown below:


                                                             Option price
                                                 Shares       per share
                                                 ------       ---------
     Options outstanding at December 31, 1992    1,011,278
        Granted                                    741,250  $1.93  -  2.20
        Exercised                                  (13,748)   .87  -  1.79
        Canceled or expired                        (68,338)  1.42  -  6.24
                                               -----------

     Options outstanding at December 31, 1993    1,670,442
        Granted                                    808,000   1.65  -  2.36
        Exercised                                  (49,304)  1.41  -  2.16
        Canceled or expired                       (278,354)  1.42  -  7.30
                                               -----------

     Options outstanding at December 31, 1994    2,150,784
        Granted                                    559,894   2.66  -  9.15
        Exercised                               (1,102,013)  1.65  - 21.25
        Canceled or expired                       (101,614)  2.47  - 22.00
                                               -----------

     Options outstanding at December 31, 1995    1,507,051
                                               ===========

      Stock options exercisable pursuant to these plans were approximately 436,000 shares, 1,036,000 shares, and 690,000 shares at December 31, 1995, 1994, and 1993, respectively.

      Other

      In connection with a 1984 restructure of a revolving credit agreement, the Company issued warrants to purchase 210,000 shares of the Company's common stock at $1.70 per share (exercisable on March 1, 1986 and expiring on March 1, 1995) to certain lenders. In prior periods, 120,000 of these warrants were exercised. During 1995, the remaining 90,000 warrants were exercised in a cashless exercise resulting in the issuance of 27,000 shares of common stock.



                                                                     (Continued)
                                      41

                       HEALTHDYNE, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

           (Amounts in thousands, except share and per share amounts)


    In order to take advantage of certain changes in Georgia Corporation Code, in January 1993, the Company's Board of Directors approved a revised Rights Agreement dated February 26, 1993 pursuant to which a dividend distribution of one purchase right for each share of the Company's common stock outstanding as of March 1, 1993 was declared. If a person or group acquires beneficial ownership of 15% or more of the Company's outstanding common stock or announces a tender offer or exchange that would result in the acquisition of a beneficial ownership of 20% or more of the Company's outstanding common stock, the rights detach from the common stock and are distributed to shareholders as separate securities. Each right entitles its holder to purchase one one-hundredth of a share (a unit) of Series C Cumulative Preferred Stock, at a purchase price of $61 per unit. The rights, which do not have voting power, expire on March 1, 2003 unless previously distributed and may be redeemed by the Company in whole at a price of $.01 per right any time before and within 10 days after their distribution. If the Company is acquired in a merger or other business combination transaction, or 50% of its assets or earnings power are sold at any time after the rights become exercisable, the rights entitle a holder to buy a number of common shares of the acquiring company having a market value of twice the exercise price of the right. If a person acquires 20% of the Company's common stock or if a 15% or larger holder merges with the Company and the common stock is not changed or exchanged in such merger, or engages in self-dealing transactions with the Company, each right not owned by such holder becomes exercisable for the number of common shares of the Company having a market value of twice the exercise price of the right.

(9)  Employee Benefit Plans

    The Company maintains a 401(k) defined contribution plan for the benefit of its employees. The Company's obligation for contributions under the 401(k) plan is limited to the lesser of (i) one-half of each participant's contributions but not more than 2.5% of the participant's base salary or
    (ii) 20% of the Company's pretax earnings before consideration of this contribution. Discretionary Company contributions are allowed under the plan. Contributions to the plan for the years ended December 31, 1995, 1994, and 1993 were approximately $350, $194, and $205, respectively.

    The Company maintains an Employee Stock Purchase Plan (the "Purchase Plan") to encourage ownership of its common stock by employees. The Purchase Plan provides for the purchase of up to 500,000 shares of the Company's common stock by eligible employees of the Company and its subsidiaries. Under the Purchase Plan, the Company may conduct an offering each fiscal quarter of its common stock to eligible employees. The participants of the Purchase Plan can elect to purchase common stock at the lower of 85% of the fair market value per share on either the first or last business day of the quarter, limited to 10% of the employee's compensation. A participant immediately ceases to be a participant in the Purchase Plan upon termination of his or her employment for any reason. During 1995, 1994, and 1993, respectively, 50,200, 35,426, and 55,409 shares of common stock were issued under the Purchase Plan.



                                                                     (Continued)
                                      42

                       HEALTHDYNE, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

           (Amounts in thousands, except share and per share amounts)


    During 1995, the Company established a nonqualified defined benefit pension plan for the benefit of a certain select group of senior management. The benefits are based on the employee's compensation during the three calendar years in which the individual's base salary is the highest and actual years of service. At December 31, 1995, the plan is unfunded. Management has not determined whether and when the plan will be funded in future periods.

    The following table sets forth the plan's funded status at December 31, 1995:


     Actuarial present value of accumulated benefit obligation,
       including vested benefit of $2,679                          $ 2,679
                                                                   =======

     Projected benefit obligation for service rendered to date     $ 3,113
     Plan assets at fair value                                           -
                                                                   -------
     Projected benefit obligation in excess of plan assets           3,113

     Unrecognized net loss from past experience different from
       that assumed and effects of changes in assumptions             (737)
     Prior service cost not yet recognized in net periodic
       pension cost                                                 (1,993)
     Additional liability                                            2,296
                                                                   -------

     Accrued pension cost                                          $ 2,679
                                                                   =======

     Net pension cost for 1995 included the following components:

       Service cost                                                    $88
       Interest cost on projected benefit obligation                   160
       Net amortization and deferral                                   135
                                                                   -------

       Net periodic pension cost                                   $   383
                                                                   =======


    The weighted average assumed discount rate used to measure the accumulated and projected benefit obligations was 7.0%. The weighted average rate of compensation increase was 5.0%.

(10)Fair Value of Financial Instruments

    Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" (SFAS 107), requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods, and assumptions are set forth below for the Company's financial instruments.


                                                                     (Continued)
                                      43

                       HEALTHDYNE, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

           (Amounts in thousands, except share and per share amounts)


        (a)  Cash and Short-Term Investments

             The carrying amount approximates fair value because of the short maturity of these instruments or because they are marked to market.

        (b)  Long-Term Debt

             The fair value of the Company's long-term debt is estimated based on the Company's incremental borrowing rate.

    The estimated fair values of the Company's financial instruments at December 31, 1995 and 1994 are as follows:


                                           1995               1994
                                     -----------------  -----------------
                                     Carrying   Fair    Carrying   Fair
                                      amount    value    amount    value
                                     --------  -------  --------  -------

       Cash and cash equivalents     $ 7,577    7,577    14,700   14,700
       Short-term investments         28,271   28,271    29,816   29,816
       Long-term debt:
         Subordinated debentures      (1,301)  (1,664)   (2,029)  (2,367)
         Promissory notes               (400)    (445)     (600)    (635)
         Other long-term borrowings   (1,556)  (1,637)   (1,299)  (1,263)


(11)Commitments

    The Company is committed under noncancelable operating lease agreements for facilities and equipment. The future minimum annual lease payments under these leases for the next five years and in the aggregate are summarized as follows:



       Years ending December 31,
       -------------------------
                          1996                 $3,096
                          1997                    981
                          1998                    238
                          1999 and thereafter       -
                                               ------
                                               $4,315
                                               ======

    Rental expense for cancelable and noncancelable leases was approximately $2,567, $2,551, and $2,452 for the years ended December 31, 1995, 1994, and
    1993, respectively.


                                                                     (Continued)
                                      44

                       HEALTHDYNE, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

           (Amounts in thousands, except share and per share amounts)


(12)Contingencies

    The Company and its subsidiaries are involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, based in part on the advice of counsel, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated balance sheet, results of operations, or liquidity.

    A complaint was filed on February 1, 1995 by The Lindner Fund, Inc. in the Eastern District of Missouri against the Company and its former subsidiary HNS alleging that The Lindner Fund would not have sold its investment in HNS on February 8, 1994 had the Company and HNS disclosed the potential sale of HNS. Damages have been requested in the amount of $1,051, representing the aggregate difference between the price received upon the sale of such stock by The Lindner Fund and the $7.85 per share price paid by W. R. Grace & Co. on April 6, 1994 for HNS. The Company has denied the allegations set forth in the complaint and is currently defending the matter vigorously.

    HMM has entered into several partnership agreements which contain provisions which would require them to purchase the other partners' interest upon the occurrence of certain events, principally a change in law that prohibits the type of structure that these partnerships utilize.
    These buyout provisions generally provide for a predetermined formula to establish the purchase price, with payout of the purchase price over a period of five years. If all of these buyouts had been required at December 31, 1995, the Company's liability would have been approximately $1,200.



                                                                     (Continued)
                                      45

                       HEALTHDYNE, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

           (Amounts in thousands, except share and per share amounts)


(13)Quarterly Financial Information - Unaudited

    Presented below is a summary of the unaudited consolidated quarterly financial information for the years ended December 31, 1995 and 1994.


                                                                 Quarter
                                                             ----------------
                                                     Fourth   Third   Second    First
                                                     ------  -------  -------  -------
1995:
  Revenues                                        $  17,692   17,732   17,184   17,019
  Gross profit                                       11,168   10,666   10,106    9,883
  Earnings from continuing operations                   340       25      113      312
  Earnings (loss) from discontinued operations            -   (2,921)  (1,697)     351
  Net earnings (loss) per common share
   and common share equivalent:
     Earnings (loss) from continuing operations         .02        -      .01      .02
     Earnings (loss) from discontinued operations         -     (.19)    (.11)     .02

1994:
  Revenues                                           17,305   17,183   16,486   15,433
  Gross profit                                       10,064    9,956    9,923    8,846
  Earnings (loss) from continuing operations            (13)      42     (659)  (1,178)
  Earnings (loss) from discontinued operations         (655)     688   18,721     (777)
  Net earnings (loss) per common share
   and common share equivalent:
     Earnings (loss) from continuing operations           -        -     (.04)    (.08)
     Earnings (loss) from discontinued operations      (.04)     .05     1.22     (.05)


(14) Subsequent Events

    On March 8, 1996, Tokos Medical Corporation ("Tokos") and the Company merged with and into Matria Healthcare, Inc. ("Matria"), a Delaware corporation created solely for the purpose of the merger. Pursuant to the terms of the Agreement and Plan of Merger, dated October 2, 1995, as amended, each share of common stock outstanding on March 8, 1996 of Tokos and the Company was exchanged fro one share of Matria common stock. The Merger will be accounted for using the purchase method of accounting and Tokos will be deemed to be the acquirer since its shareholders received approximately 51% of the newly issued shares of Matria common stock.

    In January 1996, HMM completed the buyouts of three partnerships located in Texas and Florida. The total consideration paid for these partnerships was $1,046 in cash and notes payable. The excess of cost over net assets acquired approximated the amount paid for these partnerships.

(b)



                           MATRIA HEALTHCARE, INC.
            PRO FORMA CONSOLIDATED CONDENSED FINANCIAL INFORMATION
                                 (UNAUDITED)


     The following pro forma consolidated condensed financial information and explanatory notes are presented to reflect the Merger (the "Merger") of Tokos Medical Corporation (Delaware) ("Tokos") and Healthdyne, Inc. ("Healthdyne") with and into Matria Healthcare, Inc. ("Matria"). The Merger is being accounted for in accordance with the purchase method of accounting. Under the Agreement and Plan of Merger, each share of Tokos Common Stock and Healthdyne Common Stock outstanding immediately prior to consummation of the Merger was exchanged for one share of Matria Common Stock, par value $0.01 per share. Based upon the outstanding shares of the respective companies as of March 8, 1996, Tokos shareholders received approximately 51% of the combined shares of Matria Common Stock. Since Tokos' shareholders received the larger percentage of Matria Common Stock and since there is no other evidence that clearly indicates that Healthdyne would be the acquirer, for accounting purposes Tokos has been deemed to be the acquirer of Healthdyne. The Pro Forma Consolidated Condensed Balance Sheet as of December 31, 1995 assumes the Merger occurred on December 31, 1995. The Pro Forma Consolidated Condensed Statement Of Earnings
(Loss) for the year ended December 31, 1995 assumes the Merger was consummated on January 1, 1995.

     The pro forma adjustments are based upon currently available information and upon certain assumptions that management of Matria believes are reasonable. The Merger will be recorded based upon the estimated fair market value of Healthdyne's net assets at date of acquisition. The adjustments included in the pro forma financial information presented herein are management's preliminary determination of these adjustments based upon available information. The actual adjustments, which will be based on a subsequent evaluation of assets, liabilities and circumstances at the Merger date, are not expected to differ significantly from the pro forma adjustments.

     The Pro Forma Consolidated Condensed Financial Statements are not necessarily indicative of either future results of operations or results that might have been achieved if the Merger actually had been consummated as of the indicated dates. The pro forma financial statements should be read in conjunction with the historical financial statements of Tokos and Healthdyne together with related notes thereto included in this Form 8-K.

                           MATRIA HEALTHCARE, INC.
                PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET


                                                            December 31, 1995
                                             -----------------------------------------------
                                                                      Pro Forma
                                             Historical  Historical  Adjustments  Pro Forma
ASSETS                                         Tokos     Healthdyne    Merger      Matria
------                                       ----------  ----------  -----------  ----------
Current Assets:

  Cash and short-term investments            $ 8,066      35,848            -        43,914
  Trade accounts receivable, net              17,767      11,347            -        29,114
  Inventories                                  1,384         804            -         2,188
  Deferred income taxes                            -       1,027       (1,027)(5)         -
  Prepaid expenses and other current assets      612       5,469            -         6,081

                                             -------      ------      -------       -------

        Total current assets                  27,829      54,495       (1,027)       81,297

Property and equipment, net                    7,858      12,056            -        19,914
Goodwill and other intangibles, net            4,556       4,966      149,413 (1)   153,969
                                                               -       (4,966)(6)         -
Other assets                                   4,340       4,524            -         8,864
                                             -------      ------      -------       -------
                                             $44,583      76,041      143,420       264,044
                                             =======      ======      =======       =======

                            MATRIA HEALTHCARE, INC.
                 PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET


                                                                December 31, 1995
                                               --------------------------------------------------
                                                                          Pro Forma
                                               Historical  Historical    Adjustments    Pro Forma
                                                 Tokos     Healthdyne      Merger        Matria
                                               --------------------------------------------------
                                                              (IN THOUSANDS)
                                                                (UNAUDITED)
LIABILITIES AND STOCKHOLDERS' EQUITY
----------------------------------------
Current liabilities:

  Current installments of long-term debt
  and obligations under capital leases         $ 1,914         1,142             -           3,056
  Accounts payable, principally trade            2,625         2,906             -           5,531
  Other current liabilities                      8,431        12,335         9,350 (1)
                                                     -             -        14,125 (9)      44,241
                                               -------       -------       -------         -------

       Total current liabilities                12,970        16,383        23,475          52,828

Long-term debt and obligations under capital
leases, excluding current installments           2,124         2,115             -           4,239
Other long-term liabilities                          -         6,379        (1,027)(5)       5,352
                                               -------       -------       -------         -------

       Total liabilities                        15,094        24,877        22,448          62,419

Minority interest                                    -           656             -             656

Stockholders' equity:
Common stock                                        18           166          (166)(1)         343
                                                                               325 (1)
Additional paid-in capital                      87,608        71,767       (71,767)(1)     272,349
                                                                           185,280 (1)
                                                                              (539)(7)
Notes and interest receivable from officers
 and directors                                  (3,630)            -             -          (3,630)

Accumulated deficit                            (53,968)      (21,425)       21,425 (1)     (68,093)
                                                     -             -       (14,125)(9)           -
                                               -------       -------       -------         -------
                                                30,028        50,508       120,433         200,969
Treasury stock                                    (539)            -           539 (7)           -
                                               -------       -------       -------         -------
Total stockholders' equity                      29,489        50,508       120,972         200,969
                                               -------       -------       -------         -------
                                               $44,583        76,041       143,420         264,044
                                               =======       =======       =======         =======

                            MATRIA HEALTHCARE, INC.
         PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF EARNINGS (LOSS)



                                                           Year Ended December 31, 1995
                                         -----------------------------------------------------
                                         Historical  Historical      Pro Forma       Pro Forma
                                           Tokos     Healthdyne     Adjustments       Matria
                                         ----------  ----------  ------------------  ---------

                                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                               (UNAUDITED)
Revenues                                   $ 87,502      69,627            -              157,129
Cost of revenues                             69,820      27,804      (32,550)(11)          65,074
                                           --------      ------      -------              -------
  Gross profit                               17,682      41,823       32,550               92,055

Selling and administrative expenses          15,910      38,474       32,550 (11)          86,934
Provision for doubtful accounts               5,251       4,088            -                9,339
Research and development expenses               513         327            -                  840
Amortization of intangibles                   1,235         192       28,030  (2)          32,123
                                                                       1,666  (3)               -
                                                  -           -        1,000  (4)               -
Settlement of litigation                      4,300           -            -                4,300
Severance and other expenses                  2,456           -            -                2,456
                                           --------      ------      -------              -------

Operating loss                              (11,983)     (1,258)     (30,696)             (43,937)

Interest income, net                            339       1,923            -                2,262
Other expense, net                                -        (738)           -                 (738)
                                           --------      ------      -------              -------

  Loss from continuing operations
  before income tax expense (benefit)       (11,644)        (73)     (30,696)             (42,413)
Income tax expense (benefit)                    150        (863)           -                 (713)
                                           --------      ------      -------              -------

  Earnings (loss) from continuing
  operations                               $(11,794)        790      (30,696)             (41,700)
                                           =========     ======      =======              =======

Earnings (loss) per common share and
common share equivalent from continuing
operations                                 $   (.68)        .05                             (1.21)
                                           ========      ======                           =======

Weighted average number of common
shares and common share equivalents          17,396      15,552        1,455 (10)          34,403
                                           ========      ======      =======              =======

                            MATRIA HEALTHCARE, INC.
               NOTES TO PRO FORMA CONDENSED FINANCIAL INFORMATION
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(1) Reflects the purchase of Healthdyne by Tokos, the resulting excess purchase price over the estimated fair value of net tangible assets acquired in the Merger, and the elimination of common stock and additional paid in capital less accumulated deficit of Healthdyne. The purchase price is based upon the number of shares of Healthdyne common stock (including options to purchase shares of Healthdyne Common Stock) outstanding on the date the Merger was consummated and the average trading value of Tokos Common Stock for two trading days immediately prior to and two trading days immediately after the announcement date of the Merger, October 3, 1995. The fair value of the net tangible assets of Healthdyne includes $9,350 of additional accrued liabilities for estimated severance payments and other obligations resulting from the Merger. Included in this amount is $1,350 related to severance for approximately one hundred twenty-five Healthdyne non-executive employees that will be involuntarily terminated as a result of the Merger, $7,800 of payments expected as a result of the merger under executive severance agreements and $200 facilities costs for patient service centers specifically identified to be closed. The employees to be terminated are primarily personnel in sales and field administration positions located in various geographic regions throughout the country. The employees have been or will be notified of termination on or shortly after consummation of the Merger. The type and amount of benefits and a plan of termination has been established. All known issues have been resolved, but changes (such as increases in the number of terminated executives or employees) or new issues could increase such costs. If the ultimate amount of costs incurred is less than the amount recorded as a liability at consummation date the purchase price will be reduced accordingly. If the ultimate amount of costs exceeds the amount recorded as a liability and this adjustment is determined within one year of the consummation date, the purchase price will be increased; thereafter, any costs exceeding the amount recorded as a liability will be recorded as an expense in the period in which the adjustment is determined.

     An analysis of the purchase price is as follows:


   Healthdyne shares outstanding at March 8, 1996             17,007
   Tokos value per share                                    $  10.31
                                                            --------
   Value of outstanding stock                               $175,342
   Value of Healthdyne stock options, net of
    proceeds from exercise                                     6,498
   Transaction costs                                           3,765
                                                             -------
   Purchase price of Healthdyne                              185,605
   Less - estimated fair value of net
    tangible assets acquired                                  36,192
                                                            --------
   Excess purchase price                                    $149,413
                                                            ========



The fair value of the net tangible assets was determined as follows:

     -   Cash and short-term investments are at current net realizable values.

     - Accounts receivable and payable are at book value since receivables are expected to be recovered and payables are expected to be settled both, within sixty days.

    - Inventories, which are primarily patient supplies, are at book value since these inventories turnover in two to three months.

    - Property and equipment is at net book value since net book value approximates fair value.

    - Goodwill and deferred taxes have been eliminated in accordance with generally accepted accounting principles.


    Excess purchase price has been allocated to intangibles as follows:

        Internally developed software                  $  5,000
        Executive non-compete agreements                  3,000
        Goodwill                                        141,413
                                                       --------

                                                       $149,413
                                                       ========




     At the date of each balance sheet, Matria assesses the recoverability of its goodwill, by determining whether the remaining goodwill balance is expected to be recoverable through the undiscounted future operating cash flows of the acquired operations. The amount of impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the company's average cost of funds.

     Pursuant to SAB 74, the adoption of SFAS 121 is not expected to have a material impact on the financial position or results of operations of Matria.

(2) Reflects additional amortization of goodwill using the straight-line method over five years. Such amortization is not deductible for income tax purposes.

(3) Reflects amortization of intangibles relating to internally developed software over a period of three years.

(4) Reflects amortization of intangibles relating to non-compete agreements over the three year term of the agreements.

(5) Reflects the elimination of Healthdyne deferred income taxes. With the spin-off of Healthdyne Technologies, Inc. (a former subsidiary of Healthdyne), the recoverability of this asset was not assured due to lack of a history of taxable income from continuing operations and therefore, the asset was fully reserved. The pro forma adjustment offsets the asset against the reserve.

(6)  Reflects the elimination of Healthdyne's historical goodwill.

(7)  Reflects the retirement of Tokos' treasury stock.

(8) The Pro Forma Consolidated Condensed Financial Statements do not include anticipated cost savings of approximately thirty million ($30,000) expected to be realized in connection with the Merger. Reductions of patient service center expense in overlapping geographic locations, and synergies in staff and functional areas provide expense reduction opportunities.


(9) The Pro Forma Consolidated Condensed Statement of Earnings (Loss) does not reflect non-recurring restructuring costs (currently estimated at $14,125) that are expected to be incurred by Matria as a result of the Merger. These charges are in addition to the $9,350 of accrued liabilities of the acquired company, Healthdyne, discussed in Note 1 above. In connection with the realization by 1997 of annual savings of approximately thirty million ($30,000), restructuring charges (currently estimated at $14,125) are expected to be incurred in connection with the Merger and have been recorded as a liability and an increase in accumulated deficit in the Pro Forma Consolidated Condensed Balance Sheet. The estimated restructuring costs consist of the following:



                        Personnel                 $  4,100
                        Facilities                   2,500
                        Equipment Costs              5,300
                        Other Merger expenses        2,225
                                                  --------
                                                  $ 14,125
                                                  ========


     Personnel related costs reflect $923 of executive and $3,177 of non-executive severance costs for approximately two hundred seventy-five Tokos employees to be involuntarily terminated. Facilities costs consist of lease termination costs and other facilities-related exit costs arising from the closing of duplicate patient service centers and consolidation of the two corporate headquarters. Equipment costs consist primarily of computer and patient service equipment to be written off due to incompatibility with the nursing station software that has been selected to be used by Matria and other computer hardware and software that will be obsolete by adoption of new systems. The reserve for these charges was established on the consummation date in compliance with Emerging Issues Task Force No. 94-3 and 95-3 and was charged to operations in the quarter the Merger was consummated.

     The estimate of staff reduction totaling approximately two hundred seventy-five, comes from the elimination of duplicate sales force, patient service centers and duplicate staff and administrative support functions. The contemplated time frame for completion of these reductions is six to twelve months from closing.

     Matria will incur certain additional costs in order to effect the consolidation of the two companies and achieve the anticipated cost savings referred to in Notes 8 and 9 above during 1996. Presently, Matria has not completed its estimate of the costs of duplicate local, regional and corporate activities. It is expected that these costs (which may be substantial) will be charged to operations in future periods when incurred and have not been accrued as restructuring costs or additional accrued liabilities resulting from the Merger.

(10) Reflects the weighted average number of shares and common share equivalents of Tokos Common Stock at December 31, 1995 plus the actual number of shares of Healthdyne Common Stock outstanding on the effective date of the Merger, and the conversion of each such share into one share of Matria Common Stock.

     The weighted average number of shares outstanding used in the computation of pro forma net loss per share consists of the following:


            Historical weighted average number of shares
            of Tokos outstanding                             17,396

            Issuance of Matria shares to
            Healthdyne shareholders                          17,007
                                                             ------

            Pro forma weighted average shares                34,403
                                                             ======



(11) Reflects reclassifications of certain operating costs of Tokos from cost of revenues to selling and administrative expenses to be consistent with the presentation used by Healthdyne and adopted by Matria. Historically, Healthdyne has classified certain operating costs that are not directly related to patient care as "selling and administrative expenses" in the consolidated statements of earnings. These costs include field sales and sales administration costs, patient service center facility and administration costs, and insurance benefit verification. Field sales and sales administrative costs have not been classified as cost of revenues, since these costs are related to personnel whose function is sales and who have limited, if any, patient care responsibilities. Patient service center facility and administrative costs have not been classified as "costs of revenues" since both patient care, and selling and administrative functions are conducted from these centers, and an allocation of such costs between the functions is not considered material. Insurance benefit verification is considered a part of the credit and collection function and, therefore, these costs are classified as "selling and administrative expenses". Amounts reclassified for Tokos include field sales, field sales management and administrative costs, patient service center facility and administration costs, insurance benefit verification costs and other management and administration costs not associated with patient service centers, represent approximately 15.5%, 11.0%, 1.5% and 6.5%, respectively, of 1995 revenues.

     Goodwill and other intangible assets in the Tokos historical financial statements have been reclassified to present separately the intangible assets and amortization of such assets, in order to be consistent with the pro forma financial statement presentation.